Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 9, 2010, relating to the consolidated financial statements and financial statement schedule of Alliance HealthCare Services, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (“ASC”) 810, “Consolidation” (formerly FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”) and ASC 260, “Earnings Per Share” (formerly FASB Staff Position Emerging Issues Task Force No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”), and the effectiveness of Alliance HealthCare Services, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alliance HealthCare Services, Inc. for the year ended December 31, 2009. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

April 29, 2010